                                   SOLECTRON

                            MANUFACTURING AGREEMENT

                        MANUFACTURING SERVICES AGREEMENT

                             NO. [_______________]

This Manufacturing Agreement ("Agreement") is entered into by and between Solectron Corporation, a Delaware Corporation, located at 847 Gibraltar Drive, Milpitas, CA 95035, by and on behalf of its subsidiaries and affiliates ("Solectron" OR "Manufacturer") and Arris Interactive L.L.C., a Delaware limited liability company, having its principal office at 3871 Lakefield Drive, Suwanee, Georgia 30024-1242 ("Purchaser"). Solectron and Purchaser hereby agree as follows:

1.       Term

This Agreement shall be effective on July 2, 2001, and shall remain in force for one (1) year. This Agreement shall automatically be renewed for successive one (1) year terms unless either Party requests in writing, at least ninety
(90) days prior to the anniversary date, that this Agreement not be so renewed.

2.       SPECIFICATION COMMENTS

All products covered under this Agreement shall be in accordance with Purchaser's specifications and drawings listed herein ("Products").

3.       TITLE AND SHIPPING

All shipments by Solectron and EXW: Solectron facility/point of shipment (Incoterms 2000).

4.       PAYMENT TERMS

a. Solectron and Customer agree to payment terms of Net 30 days from the latter of the date of invoice of shipment.

b. All prices and payments shall be in U.S. Dollars unless otherwise agreed by the Parties.

c. Except for the net value added taxes, prices are exclusive of all taxes, duties, customs or similar charges and are subject to an increase equal in amount to any charge Solectron may be required to collect or pay upon shipment of the Product.

d. Until Solectron has received payment in full, Solectron retains a security interest in the Products delivered to Purchaser.


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5.       PURCHASE ORDERS AND FORECASTS

a. Purchaser will provide to Manufacturer firm purchase orders for a minimum of sixty (60) days in advance of delivery of Products. Further, Purchaser will maintain a six month non-binding forecast by month of planned purchases of Products and will issue revisions of that forecast to Manufacturer monthly. Manufacturer will purchase materials per purchase order and forecast based on lead-time and inventory-class buy policy. Purchaser is responsible for material purchased upon Purchaser's purchase order or, with Purchaser's pre-approval, purchased upon Purchaser's non-binding forecast, in case of Purchaser requested schedule reductions or cancellations, but only for items that cannot be rescheduled or cancelled. Purchaser will maintain a minimum of sixty (60) days of Products on order at all times. Each purchase order shall become effective upon acceptance of the order by Manufacturer.

b. Purchaser may reschedule deliveries on Products under purchase orders in accordance with the following schedule:

Number of days prior to the original schedule         Maximum percentage of the Product quantity by which
the delivery date that written notice of a change     the scheduled delivery can be decreased or rescheduled
OR rescheduling is received by Solectron.             for later delivery without incurring cancellation charges.

00 - 60 DAYS                                          0% can be rescheduled.  Total volume is firm.  Mix changes are acceptable with thirty (30) calendar days prior written notice.
                                                      Purchaser remains fully liable for all material.

61 - 90 DAYS                                          25% of total volume can be rescheduled, one time per purchase order, only, for a maximum reschedule of sixty (60) days from the original delivery date acknowledged by Manufacturer.
                                                      Purchaser will be responsible for a one percent per month
                                                      carrying charge on Manufacturer's cost of the material acquired pursuant to the original delivery date that cannot be
                                                      rescheduled or cancelled.

91 - 120 DAYS                                         50% of total volume can be rescheduled.  Purchaser will be responsible for a one percent per month carrying charge on
                                                      Manufacturer's cost of the material acquired pursuant to the original delivery date that cannot be rescheduled or cancelled.

120 + DAYS                                            100% of total volume can be rescheduled.


         If a Purchaser requested reschedule represents an acceleration or increase, Manufacturer shall use commercially reasonable efforts to meet Purchaser's request. Purchaser shall be responsible for the costs reasonably and directly incurred by Manufacturer to meet

         Purchaser's request, subject to prior written notification to and written approval by Purchaser.

         The maximum amount of rescheduled Product is limited also by the capability of Manufacturer to produce the remaining Product, as contracted, within the time remaining in the Term. Should Purchaser request a reschedule of product (while meeting all other reschedule constraint conditions) beyond the term of this Agreement or such that Manufacturer cannot complete the total contracted production within the Term of this Agreement due to manufacturing capacity constraints, material procurement constraints, or any other situations not caused or controlled by Manufacturer, then Manufacturer and Purchaser shall discuss reasonable solutions to such scheduling problems, including extending the term of this Agreement to accommodate those problems.

c. Upon Manufacturer's request, Purchaser may give written authorization to Manufacturer to order or procure materials with long lead-times in order to improve Manufacturer's ability to respond to changes in Purchaser's forecast. Specific limits regarding the quantity and/or dollar value of this material shall be documented in writing and provided to Purchaser on a case-by-case basis.

d. Purchaser shall not be responsible for rescheduling charges if Purchaser reschedules delivery of Products as a result of Manufacturer's failure to deliver Products which meet the requirements of this Agreement or to deliver Products in accordance with specified delivery schedules.

e. All purchase orders issued by Purchaser shall contain the following information:

         1. Purchaser's part number, description, and revision level of Product to be shipped.

         2.       The delivery schedule.

         3.       The unit price.

         No more than one type of Product can be ordered per purchase order.

6.       WARRANTY

a.       Product Warranty

         Manufacturer warrants that the Products sold hereunder will be free from defects in material, manufacture and workmanship (to exclude customer provided materials; i.e. "consigned", and will perform in accordance with the applicable Specifications under normal handling, use and operation for a period of eighteen (18) months from the date Purchaser receives the Product.

         Manufacturer's sole obligation under this Product Warranty, and Purchaser's sole and exclusive remedy, shall be at Manufacturer's option, to either repair, replace or credit


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         Purchaser's account for any Products found to be defective during this warranty period. This remedy is made on the following conditions:

                  i. Manufacturer is notified in writing of the defective Products within a reasonable time after Purchaser or Purchaser's customer acknowledges receipt of Products.

                  ii. Purchaser shall forward defective Products to Manufacturer at Manufacturer's expense. Manufacturer shall use its best effort to return the repaired or replaced Products freight prepaid by Manufacturer to Purchaser no later than thirty (30) days from the date Manufacturer receives the defective Products. Such Products will be returned Manufacturer F.O.B. destination. The Product Warranty referred to in this Agreement shall apply to all Products supplied to replace defective Products.

                           Repaired Products shall be warranted for a period of ninety (90) days or the remainder of the original warranty period, whichever is longer. The aforementioned warranties shall inure to Purchaser and its assigns and may be passed through to Purchaser's customers.

b. The foregoing warranty shall not be valid if the Products or component parts have been subjected to abuse and the defects are the result of misuse, accident, neglect, alteration, or improper testing, storage, and/or improper installation by Purchaser, or its agents and other subcontractors.

c. Products shall be accepted by Manufacturer once Purchaser has identified the returned goods with the proper Returned Material Authorization (RMA) number displayed on the shipping cartons and the associated Product name. In addition, if there is more than one RMA lot being returned at any given time, there cannot be more than one RMA lot per shipping container. RMA numbers shall be issued by the Program Manager or designate.

d. Once RMA lot receipts are acknowledged by Manufacturer, these lot(s) will be returned to Purchaser in new shipping containers with proper RMA number and Product name displayed on the carton. The period for this return will be thirty (30) calendar days from the date of receipt at Manufacturer. Should any of the containers be damaged in shipment from the Purchaser to Manufacturer which in turn causes damage to the Products contained, Purchaser's carrier will be notified immediately so insurance claims can be filed by Manufacturer.

e. Product which are returned to Manufacturer with alleged defects, which Products are found to be in proper working order, upon return to Purchaser may be subject to a twenty-five dollar ($25.00) surcharge to cover the costs of handling and testing.

f. Upon Purchaser's request, Manufacturer will repair out-of-warranty Products. Each such out-or-warranty repair shall be charged as agreed to by both Parties. This repair cost basis will be one of the following: (1) charged at a time and material basis; (2) average cost. re-pair cost basis; (3) fixed unit repair cost. Manufacturer warrants each such repair for a period of four months for material and six months for manufacturing workmanship from the date of Purchaser's receipt of the repaired Products. Manufacturer shall pay all freight charges for repaired Products requiring a second repair under Manufacturer's warranty for repaired Products as set forth in this paragraph.

7.       DELIVERY

Products shall be delivered to Purchaser in accordance with required delivery dates as specified on Purchaser's purchase orders as agreed-to by Manufacturer. Upon learning of any potential delays, Manufacturer shall immediately notify Purchaser in writing, as to the cause and extent of such delay. The Purchaser may request overnight or special delivery on Products failing to meet the ship-dates specified on purchase orders, the incremental cost to be paid by the Manufacturer if the delay is due to causes within Manufacturer's control. If the delay is due to causes within Purchaser's control, incremental cost for overnight or special delivery on Products to be paid by the Purchaser.

8.       TERMINATION AND CANCELLATION

a. For Cause - This Agreement may be terminated by either Party at any time upon occurrence of any one or more of the following Events of
         Default:

         (1) failure of the other Party: a) to perform pursuant to the material terms and conditions of this Agreement; and b) to cure such performance deficiency within sixty (60) days after receiving written notice thereof given by the aggrieved Party; or

         (2) the entering into or filing by the other Party of a petition. arrangement or proceeding seeking an order for relief under the bankruptcy laws of the United States, a receiver- ship for any assets of the other Party; a composition with or assignment for the benefit of its creditors; a readjustment of debt or the dissolution or liquidation of the other Party.

b. For Convenience - Either Party may terminate this Agreement for convenience upon one hundred and twenty (120) days written notice to the other Party.

c. Upon termination, Purchaser shall be responsible for any unique, non-cancelable material acquired plus handling charges pursuant to purchase orders and mutually agreed upon long lead time items purchased to forecast. Any such material shall be shipped promptly Purchaser upon termination and shall be subject to the then current pricing and payment terms. Purchaser shall also be responsible for any mutually agreed upon unamortized investment incurred by Manufacturer at the time of termination in the event that Purchaser terminates the Agreement.

d. If Manufacturer agrees to purchase order reschedules in excess of those allowed specified in paragraph 5.b, or if Purchaser suspends, reschedules or does not issue purchase orders for forecasted shipments to which long lead-time material purchases have been made, then Manufacturer may invoice for finished product and/or raw material carrying charges. Such carrying charges shall be calculated monthly at 1.0%. :

         here:

         I = total dollar value at Manufacturer's actual cost of unused raw material inventory being held by Manufacturer.

         P = prime interest rate expressed as a decimal.

9.       INSPECTION

a. Upon request and reasonable notice from Purchaser, Manufacturer shall allow Purchaser to inspect and review the work being performed under this Agreement, including materials and supplies being used. However, shipments will not be delayed if Purchaser fails to effect such source inspection. Source inspection does not constitute acceptance. Final acceptance shall be at Purchaser's facility.

b. Purchaser shall have a reasonable time not to exceed thirty (30) days after actual receipt of Products for domestic shipments within which to inspect prior to Purchaser's acceptance thereof. For shipments of overseas via boat, Purchaser shall have sixty (60) days after shipment date within which to inspect prior to Purchaser's acceptance thereof. Purchaser will notify Manufacturer in writing of all particular deficiencies of the same during the inspection period.

c. In the course of purchasing component parts on behalf of Purchaser, Manufacturer must follow Purchaser's Approved Vendors list (AVL) for all component parts. If Manufacturer offers alternative to Purchaser's AVL, the alternative may be approved in writing by Purchaser prior to procurement/ production at Manufacturer's facility.

10.      ENGINEERING CHANGE ORDERS

It is recognized that from time to time Manufacturer will be asked to implement ECOs. The following delineates the procedures to be followed by the Parties:

a. Purchaser must notify Manufacturer in writing of proposed ECO. This notification will include the documentation of the change to effectively support Manufacturer's investigation of the impact of this proposal. The documentation should include: ECO form with written description of change, revised BOM, drawings, AVL, media, required implementation date, etc.

b. If such changes cause an increase or decrease in the total number of Products due under an order issued hereunder or in the time required for its performance, an equitable adjustment shall be made; provided, however, that any claim by either Party therefore must be asserted in writing in the form of a quotation within thirty (30) calendar days from the acknowledged receipt date of the change notice by Manufacturer.


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c.       Upon notice of a change. Manufacturer shall use commercially reasonable efforts to review all costs impacted within five (5) days after Manufacturer's receipt of ECO proposal. All cost impacts and material availability issues will be presented, mutually reviewed and agreed to in writing with Purchaser prior to Manufacturer's implementation.

d. Purchaser will be responsible for all expedite costs associated with emergency ECO implementation. For non-emergency ECO's, Manufacturer shall present the cost impacts and material availability issues, to be mutually reviewed and agreed-to in writing by the Parties prior to Manufacturer's implementation.

e. Manufacturer shall notify Purchaser in writing of any proposed changes to the Products. If Purchaser has not given approval of any proposed changes within fifteen (15) calendar days after receipt of such written notification, Manufacturer will conclusively presume that Purchaser has disapproved the change. Manufacturer will continue to deliver un- changed Products in accordance with the provisions of this Agreement should Purchaser not approve the proposed change.

11.      CONFIDENTIALITY

Both Parties acknowledge that, by reason of their relationship. they may have access to certain information and materials concerning the other's business, plans and Products (including, but not limited to, information and materials contained in technical data provided to the other Party) which is confidential and of substantial value to the other Party, which value would be impaired if such information were disclosed to third parties. Neither Party shall use in any way, for their own account or the account of any third party, nor disclose to any third party, any such confidential information which is revealed to it by the other Party hereto, without written consent of the other Party. Each Party shall take every reasonable precaution to protect the confidentiality of such information consistent with the efforts exercised by it with respect to its own confidential information. Each Party shall advise the other if it considers any particular information or materials to be confidential. This provision shall survive termination of this Agreement.

All written data such as drawings, plans, reports, designs, schematics, bill of materials, and other specifications supplied by Purchaser to Manufacturer shall remain the exclusive property of Purchaser. Such data and any copies thereof, together with all data furnished by Purchaser and any copies thereof, shall be returned to the extent requested upon completion of the services, in the event of termination under the Agreement. or upon the earlier written request therefore by.

12.      INDEMNIFICATION

Each Party shall indemnify and defend the other Party against all claims, suits, losses, expenses and liabilities for bodily injury, personal injury, death and property damage directly or indirectly caused by any Products or through the intentional acts or negligence of a Party or of any. person for whose actions said Party is legally liable. Both Parties shall carry and maintain liability insurance coverage to satisfactorily cover its obligations under this Agreement.

13.      COMPLIANCE WITH APPLICABLE LAWS

Manufacturer and Purchaser has been, and shall continue to be, in material compliance with the provisions of all federal, state and local laws, regulations, rules and ordinances to the transactions governed by this Agreement.

14.      FORCE MAJEURE

In the event that performance by either Party of its obligations under this Agreement is prevented due to any Act of God, fire, casualty, flood, earthquake, war, strike. lockout, epidemic, destruction of production facilities, riot, insurrection, material unavailability, or any other cause beyond reasonable control of the Party invoking this section -and if such Party shall give prompt written notice to the other Party - its performance shall be excused, and the time or the performance shall be extended for the period of delay or inability to perform due to such occurrences as stated above.

15.      MISCELLANEOUS

a. SEVERABILITY: In the event that one or more of the provisions, or parts thereof, contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, the same shall not be invalidated or otherwise affect any provision in the Agreement, and the Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

b. INTEGRATION AND MODIFICATION: This Agreement constitutes the entire and exclusive statement by Purchaser and Manufacturer of the terms of their Agreement, notwithstanding any additional or different terms that may be obtained in quotation, acknowledgment, confirmation, purchase order, invoice or other form of Purchaser or Manufacturer. All prior and contemporaneous proposals, negotiations, representations and agreements are merged in the Agreement. These terms of the Agreement may not be altered, modified, superseded, amended or rescinded, and no additional terms shall become a part of the Agreement, except pursuant to a writing specifically referencing the Agreement and signed by a representative of the Party against whom enforcement is sought.

c. NOTICE: Unless otherwise specified in the Agreement, all notices and other conditions permitted or required by the provisions of those documents shall be in writing and shall be mailed, telecopied, telegraphed, telexed, or delivered to the other Party at the ad- dress set forth below (or at such other address as either Party shall designate in writing to the other party during the term of this Agreement) and shall be effective and deemed received: i) if mailed, when actually received; ii) if telecopied, when actually received;
         iii) if telegraphed, when actually received; iv) if telexed, when dispatched; or v) if personally delivered, when delivered. Each notice to Manufacturer or Purchaser shall be addressed, until notice of change thereof as follows:

                  i.       If intended for Manufacturer, to:

                           Solectron Corporation
                           847 Gibraltar Drive
                           Milpitas, CA 95035

                  ii.      If intended for Purchaser, to:

                           Arris Interactive, LLC
                           3871 Lakefield Drive, Suite 300
                           Suwanee, Georgia 30024-1242

d. ASSIGNMENT: This Agreement shall not be assignable by either Party without the prior written consent of the other Patty, such consent shall not be unreasonably withheld, and any purported assignment, including full or partial assignment or delegation to any agency or subcontractor, not permitted hereunder shall be void. If consent is given, this contract shall be binding upon and inure to the benefit of the assigns.

e. WAIVER: No failure or delay on the part of either Party hereto in exercising any right or remedy under the Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy. No provision of the Agreement may be waived except in writing signed by the Party granting such waiver.

f. GOVERNING LAW: The Agreement shall be governed by and construed in accordance with the laws of the State of California. Acceptance or acquiescence in a course of performance rendered under the Agreement shall not relevant to determining the meaning if the Agreement, even though the accepting or acquiescing Party had knowledge of the nature of the performance and an opportunity for objection. No course of prior dealing between the Parties and no usage of the trade shall be relevant to supplement or explain any terms used in the Agreement.

g. CONSEQUENTIAL DAMAGES: In no event shall Purchaser or Manufacturer be liable for special, incidental or consequential damages including without limitation, loss of profits, even if advised of the possibility thereof.

16.      PRICING

a. The prices for the Products shall be those set forth in quotations provided by Manufacturer and accepted by Purchaser's purchase order(s). Prices are exclusive of all taxes now in force or enacted in the future and therefore are subject to increase equal in amount to any tax Manufacturer may be required to collect or pay upon the sale or delivery of any Products or on this transaction with Purchaser's prior approval.

b. Cost reductions will be sought by Purchaser and Manufacturer for each Product through the terms of this Agreement Manufacturer will revise pricing for each cost reduction based on the effectivity as follows:

         (i) Purchaser identified cost reductions will be reflected in the pricing 100% after depletion of inventory.

         (ii) Manufacturer identified cost reductions will be reflected in the pricing 50% after depletion of inventory. Thereby sharing the cost reduction partially with Purchaser, but limited to a period of 180 days plus depletion of inventory, thereafter the full cost reduction will be reflected in the base material cost.

c. Pricing will be reviewed and adjusted each calendar quarter by Manufacturer to reflect as a minimum; ECOs, present market conditions for material, cost reductions, present process yields, and changes in demand.

17.      PROGRAM IMPROVEMENTS

Not withstanding Paragraph 16, Purchaser and Manufacturer will jointly work towards process improvements in me following areas:

                  *        Cost
                  *        Quality
                  *        Cycle Time
                  *        On-time Delivery
                  *        Communication
                  * Design improvements on manufacturability, quality, and cost.
                  *        Other

Purchaser and Manufacturer will meet every three (3) months to review current worldwide material prices for high dollar components and make changes with mutual agreement to procurement strategy to achieve best total pricing. In addition, the items listed above will also be included in the review cycle.

18.      NON-RECURRING EXPENSES AND PURCHASER OWNED EQUIPMENT

a. Upon prior authorization via a purchaser order by Purchaser, Manufacturer shall order and purchase for Purchaser at Purchaser's expense all of the process tooling, assembly tools, and test fixtures required to manufacture the Products except for tools consigned by purchaser and listed in Exhibit A. Manufacturer shall submit the request for authorization to Purchaser in writing and Purchaser shall grant or deny the request in writing within ten (10) days after the date of request. If Purchaser does not respond to Manufacturer within the prescribed period for each request, the request shall be canceled. Manufacturer shall not be liable for the impact to production schedules should Purchaser not grant authorization or should not respond to a request in a timely manner. All orders and forecasts for Products requiring the tooling shall be mutually reviewed and adjusted accordingly.

b. Manufacturer shall provide or contract for all maintenance and calibration required for the process tooling, manufacturing tooling and test equipment whether purchased by Manufacturer or consigned by Purchaser while in the possession of Manufacturer. Preventative maintenance shall be at the expense of Manufacturer. Remedial maintenance and scheduled calibration required shall be at the expense of the Purchaser.

c. Upon termination of this Agreement Manufacturer shall package and ship to Purchaser, F.O.B. Manufacturer shipping point and at the risk and expense of Purchaser, all of the process tooling, manufacturing tooling and test equipment paid for by Purchaser as well as all consigned tooling and equipment supplied by Purchaser.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

FOR: SOLECTRON CORPORATION,               FOR: ARRIS INTERACTIVE L.L.C.
(Manufacturer)                            (Purchaser)

By:     /s/ George W. Moore               By:     /s/ James D. Lakin
    -------------------------------          ----------------------------------

Name:   George W. Moore                   Name:   James D. Lakin
     ------------------------------            --------------------------------

Title:  Corporate Vice President          Title:  President
       ----------------------------             -------------------------------

Date:   6/12/01                           Date:   6/29/01
     ------------------------------            --------------------------------

                                  APPENDIX A

                          MANUFACTURING SITES LISTING

As of July 2, 2001, this Manufacturing Services Agreement applies to the following Solectron manufacturing sites who are conducting business with Arris Interactive, L.L.C. :

SOLECTRON DE MEXICO, S.A. DE C.V.
Prol. Lopez Mateos Sur 2915, Km. 6.5
Tlajomulco de Zuniga, Jalisco Mexico

SOLECTRON GEORGIA
437 Old Peachtree Road
Suwanee, Georgia 30024

SOLECTRON CALIFORNIA
48233 Warm Springs Blvd.
Fremont, California 94539
Solectron Charlotte

SOLECTRON NORTH CAROLINA
6800 Solectron Drive
Charlotte, North Carolina 28262

SOLECTRON MASSACHUSETTS
125 Fisher St.
Westboro, MA 01581

               ARRIS NETWORK TECHNOLOGIES BUSINESS UNIT ADDENDUM
                                     TO THE
                       MANUFACTGURING SERVICES AGREEMENT


         This ARRIS Network Technologies Business Union Addendum to the Manufacturing Agreement (this "Addendum") is entered into on the 22 day of October 2001 ("Effective Date") by and between Solectron Corporation, a Delaware corporation located at 847 Gibraltar Drive, Milpitas, CA 95035 ("Solectron"), and ARRIS International, Inc., a Delaware Corporation having a principal office at 11450 Technology Circle, Duluth, Georgia 30097 ("ARRIS" and "Purchaser").

                                   RECITALS:

         WHEREAS, Solectron and the Purchaser are parties to that certain Manufacturing Services Agreement effective on July 2, 2001, as amended, (the "MSA);

         WHEREAS, Solectron and the Purchaser desire to add certain terms related only to the ARRIS Network Technologies Business Unit manufacturing services, that in no way modify or alter the MSA, except to add additional terms applicable only to the ARRIS Network Technologies Business Unit manufacturing services;

         WHEREAS, ARRIS Network Technologies Business Unit currently manufacturers many of its products at the following facilities:

         ANA: that is, ARRIS facilities located at Avenida San Lorenzo 425, Cd. Juarez, Chihuahua, Mexico;

         AA: that is, ARRIS facilities located at C. Tapioca No. 5455-A, Cd. Juarez, Chihuahua, Mexico;

         Plastics: that is, ARRIS facilities located at 12055 Rojas Dr. Suite A, El Paso, Texas;

         WHEREAS, ANA, AA and Plastics are collectively referred to herein as the "Manufacturing Facilities";

         WHEREAS, ARRIS wishes to outsource to Solectron the manufacturing for the products manufactured at the Manufacturing Facilities ("Products"); and

         WHEREAS, the parties agree that Solectron shall become ARRIS' exclusive manufacturer for the Products, subject to the terms hereof.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Solectron and the Purchaser hereby agree to the following Addendum terms applicable only the ARRIS Network Technologies Business Unit manufacturing services for the Products:

1. Solectron and ARRIS hereby agree that the terms and conditions of the MSA, as specifically added to or modified by this Addendum for the stated limited purposes related to the

Product, are applicable to the manufacturing services to be performed on the Products related to the ARRIS Network Technologies Business Unit.

2. ADDITION TO SECTION 1 OF THE MSA. The following is added to the end of
Section 1: "Solectron will invest significant capital in start-up costs for the manufacturing of the Products. To make the efforts contemplated under this Addendum a worthwhile effort, the ARRIS and Solectron agree to a term of two
(2) years, with respect to the Products. ARRIS agrees to such two-year term, provided that Solectron's performance meets commercially reasonable two-year term, provided that Solectron's performance meets commercially reasonable performance measures with respect to quality and delivery, and that its price and terms are competitive, given Solectron's additional engineering and design work. Following a two-year term, the term shall revert to the Manufacturing Service Agreement No. SLRDC180-071001, Section 1.3.

3. PURCHASE ORDERS AND FORECASTS, ADDITION TO SUBSECTION 5.A AND 5.C. The following is added to the end of Subsections 5.a and 5.c, to read as follows:

          5.a. Purchaser will provide to Manufacturer firm purchase orders for a minimum of sixty days for sales order and target inventory. Further, Purchaser win maintain a six-month non-binding forecast by month of planned purchases of Products and will issue revisions of that forecast to Manufacturer monthly. Manufacturer will purchase materials per purchase orders. Purchaser is responsible for material purchased upon Purchaser's purchase order or, with Purchaser's pre-approval, in case of Purchaser requested schedule reductions or cancellations, but only for items that cannot be rescheduled or cancelled. Each purchase order shall become effective upon acceptance of the order by Manufacturer. Manufacturer shall respond to Purchase Order request within two business days.

          5.c. The desired lead time for all products from Manufacturer is eight weeks or less. Upon Manufacturer's request, Purchaser may give written authorization to Manufacturer to order or procure materials with long lead-times in order to improve Manufacturer's ability to respond to changes in Purchaser's forecast. Specific limits regarding the quantity and/or dollar value of this material shall be documented in writing and provided to Purchaser on a case-by-case basis.

4. AMENDMENT TO SUBSECTION 8.B. Section 8.b is modified for this Addendum to read as follows: "For Convenience -During the two (2) year term of this Addendum, there shall be no right of termination for convenience by either party.

5. AMENDMENT TO SUBSECTION 8.D. Section 8.d is modified to eliminate the following: "here: I = total dollar value at Manufacturer's actual cost of unused raw material inventory being held by Manufacturer. P = prime interest rate expressed as a decimal."

6. AMENDMENT TO SECTION 14. The following phrase is deleted from Section 14:
"material unavailability".


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7. ADDITION TO SUBSECTION 15.D. The following is added to the end of Subsection
15.d.: "It is recognized that ARRIS, from time to time, may choose to exit or dispose of certain product liens. It is understood that ARRIS has no obligation to Solectron to remain in business or otherwise continue to purchase products of such product lines if and when actions are taken, subject to the material liability terms, and other applicable terms of the MSA."

8. ADDITION TO SUBSECTION 16.C. The following is added to the end of Subsection 16.c, for the purposes of the Products covered by this Addendum:

          16.c.(i) Solectron will manufacture and sell the Products to ARRIS at a price ("Price") that is the same as the ARRIS' standard cost of the Products ("ARRIS' Cost" or "Cost") for a period not to exceed six (6) months. To determine the Cost, ARRIS will compile and provide information to Solectron showing ARRIS Standard Costs, including components, labor and overhead and ARRIS shall provide such information to Solectron no later than 15 days from the Effective Date of this Agreement.

          16.c(ii) Solectron shall continue to offer to ARRIS the Products at the ARRIS' Cost during the first six (6) months of the term of this Addendum. However, during said six (6) month period, said Cost shall be subject to adjustment due to the following reasons:

          a. A dollar for dollar ("Pro Tanto") increase or decrease in Price due to bill of materials ("BOM") errors, labor hours errors, other errors in ARRIS' submitted accounting documents upon which the Price and ARRIS Cost are based, or as authorized by ARRIS pursuant to Section 16.;

          b. After the first 6 months from the date of this Addendum, based on inventory depletion, Arris and Solectron shall work together to target joint Cost Reduction opportunities. The intent shall be to agree on a pricing model which includes Solectron's costs, including, but not limited to cost of acquisition and transformation cost consisting of materials, cost of acquisition, labor and overhead on future pricing. Pricing will be reviewed quarterly in accordance with paragraph 16.c. of the current MSA (SLR DC180-071001); and

          c. Negative purchase part variances and cost impacts from engineering changes.

9. ADDITION TO SECTION 18. Section 18 is modified to add the following one-time occurrences directly related to this Addendum:

          18.d. To support the manufacturing efforts at the Manufacturing Facilities, ARRlS has a significant amount of assets, typically in the form of capital equipment. ARRIS will sell to Solectron those as per the mutually agreed Transfer Schedule those assets which Solectron determines are necessary or required to manufacture the Products ("Capital Equipment") at the book value or market value, whichever is less, as of the Effective Date of this Addendum. Solectron shall be responsible for the packing and shipping costs of transferring the Capital Equipment from ARRIS' facilities to Solectron's facilities.


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          18.e. ARRIS will deliver to Solectron the Product-unique assets ("PU
          Assets"), such as tooling and test equipment. Solectron will be allowed to use the PU Assets, at no charge to Solectron. Solectron shall be responsible for the packing and shipping costs of transferring the PU Assets from ARRIS' facilities to Solectron's facilities. ARRIS shall be responsible for packing and shipping costs associated with the return of the PU from Solectron's facilities to ARRIS's, or ARRIS designee's facilities.
          18.f. Solectron shall pay for all its NRE costs and other costs associated with Solectron's engineering, manufacturing and other internal costs associated with the transfer of the manufacturing of the Products.

          18.g. ARRIS shall pay for all their internal costs of crating, packaging, travel, training, etc. to support the efforts under this Product transfer.

          18.h. The closing of ARRIS' Manufacturing Facilities will result in the laying off or termination of most of the ARRIS employees from the Manufacturing Facilities. Solectron Monterrey, Mexico (hereafter known as "SLR-MTY") will use good faith and commercially reasonable efforts to hire approximately 15 to 18 of the current ARRIS employees from the Manufacturing Facilities offer these employees at Solectron's minimum standard relocation package.

10. THE FOLLOWING SUBSECTION TITLED "19.0 PPM INVENTORY" IS ADDED TO THE MSA IN RELATION TO THE PRODUCTS AND READS AS FOLLOWS:

          19. PPM INVENTORY

          19.a. ARRIS currently has in its Manufacturing Facilities a significant amount or inventory including raw material, components, and subassemblies, which material ARRIS had been using in the manufacturing of the Products ("PPM Inventory"). ARRIS will make a list of all such inventory and its respective cost, provide said list to Solectron and deliver all the PPM inventory to be stored at ALMACENADORA USCO LOGISTICS DE MEXICO, S.A. DE C.V., or as otherwise reasonably determined by Solectron.

          19.b. Solectron shall use reasonable commercial efforts to utilize the PPM Inventory in its manufacture of the Products for ARRIS and its other global manufacturing operations.

          19.c. Solectron shall keep track of its usage of the PPM Inventory, and issue a bi-weekly report of such usage to ARRIS. Upon issuance of said bi-weekly reports, Solectron shall issue a purchase order ("PO") to ARRlS for the consumed PPM Inventory at the Standard Cost or Weighted Average Cost, whichever is lower. Solectron shall pay ARRIS for the consumed PPM Inventory within thirty (30) days of the date of the bi-weekly report.

          19.d. If Solectron has not used up all the PPM Inventory within one year of the Effective Date, ARRIS and Solectron shall negotiate a way to use, sell or otherwise dispose of the remaining PPM Inventory. After such one-year period following the Effective Date of this Addendum, ARRIS shall be responsible for all of Solectron's costs associated with the ARRIS PPM Inventory, until such time as the ARRIS PPM Inventory is depleted.

          19.e. ARRlS is responsible for insurance on the ARRIS Owned Inventory (PPM Inventory) which will be managed by Solectron. Solectron is responsible for the storage and handling cost of the PPM Inventory, subject to the terms of Section 19.d, upon receipt of the designated storage site.

11. SOFTWARE. All software, which ARRIS provides to Solectron, is and shall remain the property of Arris. Arris grants to Solectron a license to copy, modify and use such software as required to perform Solectron obligations under this agreement. All software developed by Solectron to support the production process or otherwise shall be and remain the property of Solectron.

12. BANKING. The parties acknowledge that ARRIS has in place a secured credit facility pursuant to a credit agreement (the "Credit Agreement") with a syndicate of lenders (the "Lenders") led by Credit Suisse First Boston ("CSFB") and The CIT Group/Business Credit, Inc. ("CIT"). In connection with that Credit Agreement, the parties further agree that the obligations of ARRIS under this Addendum shall be subject to the following conditions precedent:

                a) Solectron shall have provided to the Lenders all required consents, releases and acknowledgements in the form of collateral access agreements, warehousemen's letters, UCC consignment financing statements or other documents, recognizing the Lenders' security interests and waiving any conflicting claims in the ARRIS assets in the possession of Solectron in such form and covering such other matters as the Lenders may require, including, but not limited to, agreeing to act as custodian or depositary in order to perfect a possessory security interest under Mexican law in favor of CIT, as agent for the Lenders, in the assets of Arris held by Solectron, all of the foregoing to be in form and substance reasonably satisfactory to CSFB and CIT; and

                b) The receipt by Arris of all consents, waivers, modification or approvals from the Lenders as Arris believes are necessary or prudent under the Credit Agreement.

13. LIMITATION ON AMENDMENT. The changes made to the MSA herein apply only to this Addendum, and except as expressly modified for the purposes of this Addendum only, the Manufacturing Services Agreement shall remain in full force and effect, without modification or waiver.

14. GOVERNING LAW. This Amendment shall be governed by, and construed in accordance with, the laws of the State of California.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.


FOR SOLECTRON CORPORATION:                    FOR ARRIS International, Inc.
(Solectron)                                   (Purchaser)

By:    /s/ Jose Almaraz                       By:    /s/ David B. Potts
   ---------------------------------------       ------------------------------
Name:  Mr. Jose Almaraz                       Name:  David B. Potts
     -------------------------------------         ----------------------------
Title: General Manager Solectron Monterrey    Title: Senior V.P. Finance
      ------------------------------------          ---------------------------